For the annual period ended 6/30/99
File number:  811-4661


                          SUB-ITEM 77 D


         Policies with Respect to Securities Investments

     On May 26, 1999 the Board of Directors of The Global Total
Return Fund, Inc. approved a change in investment policy, permitting the Fund to hold up to 15% of its net assets in sub-investment grade debt.
























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